APPLICATION TO STRIKE FROM LISTING AND REGISTRATION

Name of Issuer:
Able Energy, Inc. Corporation (the "Company")

Class of Securities:
Common stock $.01 Par Value

Reasons for proposed withdrawal from listing and registration:

Pursuant to Chapter XXVII, paragraph 2260, section 1 of the Rules of the Boston Stock Exchange, Inc. (the "Exchange"), the Exchange is filing for delisting of the common stock of the Company due to its failure to maintain mandatory requirements for continued listing.

The following is a chronology of events leading up to the Exchange's request to withdraw the common stock of the Company from listing and registration.

On March 30, 2006, the Company had been suspended due to the fact that our request for certain information had not been sent. The Company was notified of such suspension on March 30th and the Company indicated it would endeavor to provide a complete response no later than April 3,2006. To date, no response has been received and the Company remains suspended from trading.

The Exchange requested information during this suspension period concerning a September 7, 2006 Form 8-K re: an SEC investigation. To date, no response has been received.

The Company filed a Form 12b-25 for the June 30, 2006 Form 10K and such form had not been filed with the Commission or the Exchange within the allotted time frame.

The Company also delisted from the NASDAQ market in October 2006.

Based on the foregoing, it is proposed to remove the common stock from listing and registration effective ten days after the filing of the Form 25 with the Commission.

BOSTON STOCK EXCHANGE, INCORPORATED


Date: May 16, 2007

By: ____________________________
Anthony K. Stankiewicz, Esq.
VP, CGO